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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
MTR Gaming Group, Inc.

        We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-14475, 333-62937 and 333-163146), the Post Effective Amendment No. 4 to the Form S-1 Registration Statement on Form S-3 (No. 333-12839), the Registration Statement on Form S-4 (No. 333-163018), and the Registration Statements on Forms S-8 (Nos. 333-76270 and 333-110920) of our reports dated March 16, 2010, with respect to the consolidated financial statements and schedule of MTR Gaming Group, Inc., and the effectiveness of internal control over financial reporting of MTR Gaming Group, Inc., included in this Form 10-K for the year ended December 31, 2009.

/s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania
March 16, 2010

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Consent of Independent Registered Public Accounting Firm